Exhibit 99.1

	RegeneRx Biopharmaceuticals, Inc. 3 Bethesda Metro Center, Suite 630 Bethesda, MD 20814	PHONE 301.280.1992 FAX 301.280.1996 WEB www.regenerx.com

At RegeneRx:	At the Financial Relations Board:

J.J. Finkelstein jjfnk@regenerx.com 301.280.1992	Leslie Loyet Analyst Inquiries 312.640.6672	Kathy Waller General Inquiries 312.640.6696

News Release

RegeneRx Closes $7.3 Million Offering of Common Stock

BETHESDA, MD, March 16, 2006, RegeneRx Biopharmaceuticals, Inc. (AMEX:RGN) today closed its previously announced registered direct offering. The company sold 2,591,952 shares of common stock at $2.81 per share for aggregate gross proceeds of $7.3 million.  Participants in the financing included several new institutional investors as well as existing investors, and affiliates of Sigma-Tau Group, the company’s largest stockholder. The shares were offered through a prospectus supplement pursuant to the company’s effective shelf registration statement. In addition, warrants to purchase 907,182 shares of common stock were issued to the investors. The warrants have an exercise price of $4.06 per share. RBC Capital Markets Corporation acted as sole placement agent for the transaction.

“We are very pleased to have completed this transaction and with the strong interest in our program by knowledgeable institutional investors. We are also pleased with the additional investment by Sigma-Tau and other existing stockholders who continue to back us through each stage of development,” stated J.J. Finkelstein, RegeneRx’s president and chief executive officer.

“This capital significantly enhances our balance sheet as we conduct our clinical trial program. Undertaking this offering now, rather than later this year, allows us to focus on our clinical objectives instead of our cash position,” commented Neil Lyons, RegeneRx’s chief financial officer.

About RegeneRx Biopharmaceuticals, Inc.

RegeneRx is focused on the discovery and development of novel molecules to accelerate tissue and organ repair.  Currently, RegeneRx is developing Tβ4, a 43 amino acid peptide, under an exclusive world-wide license from the National Institutes of Health.  Preliminary research suggests that Tβ4 may prove efficacious for multiple indications; therefore RegeneRx is developing Tβ4 as a therapeutic platform.  RegeneRx holds over fifty world-wide patents and patent applications related to dermal, ocular, and internal wounds and tissue repair, cardiac and neurological injuries, and septic shock.  RegeneRx is currently sponsoring three Phase II chronic dermal wound healing clinical trials and has additionally targeted ophthalmic and cardiac trials in 2006 as part of its ongoing clinical development program.  Additional corporate information and abstracts of scientific papers related to the Tβ4’s technology platform may be viewed at RegeneRx’s web page: www.regenerx.com.

Safe Harbor Statement

The information in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements concern the Company’s current expectations regarding future events, including the ongoing and prospective development of Tβ4 and possible future benefits to the Company, its shareholders, and patients. Due to the nature of product development and the regulatory approval process, the forward-looking statements are subject to risks and uncertainties, including those reflected in the Company's filings with the Securities and Exchange Commission, particularly its most recent Annual Report on Form 10-KSB. The Company assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company.

For more information please visit RegeneRx’s web site at www.regenerx.com

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